Exhibit 23.4

Consent to be Named as Director

In connection with the filing by Gores Metropoulos II, Inc. (the “Company”) of the Registration Statement on Form S-4 (as it may be amended from time to time, the “Registration Statement”) with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named to the board of directors of the Company following its business combination with Sonder Holdings Inc. (which shall be known as Sonder Holdings Inc.) as described in the Registration Statement, including the proxy statement/prospectus/consent solicitation statement forming a part of such Registration Statement, and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: July 6, 2021

/s/ Francis Davidson
Name: Francis Davidson